Exhibit 99.1

STAAR Surgical Reports Third Quarter 2025 Results

LAKE FOREST, CA, November 5, 2025 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the third quarter ended September 26, 2025.

Third Quarter 2025 Financial Overview

•
Net sales of $94.7 million up 6.9% Y/Y
•
Net sales included $25.9 million related to the previously disclosed December 2024 ICL shipment that was subject to extended payment terms, and which was paid in full during the third quarter 2025 pursuant to such payment terms (the “December China Shipment”)
•
Net sales excluding China of $38.9 million up 7.7% Y/Y
•
Gross margin at 82.2% vs. 77.3% year ago due to the timing of the recognition of the cost of sales associated with the December China Shipment and decreased period costs resulting from cost reductions implemented in the first quarter of 2025
•
Net income of $8.9 million or $0.18 per share, down from net income of $10.0 million or $0.20 per share year ago
•
Adjusted EBITDA1 of $34.6 million or $0.68 per share, up from Adjusted EBITDA of $16.2 million or $0.33 per share year ago

Third Quarter 2025 Results

Net sales were $94.7 million for the third quarter of 2025 compared to $88.6 million in the prior year quarter and $44.3 million in the second quarter of 2025. Net sales for the three months ended September 26, 2025, included $25.9 million related to the previously disclosed December China Shipment, which was paid in full during the third quarter of 2025. The year over year increase in net sales was primarily driven by the December China Shipment combined with 7.7% growth in net sales outside China, partially offset by lower new orders from distributors in China during the third quarter of 2025, due in part to leaner inventory management during the quarter. Excluding China, net sales were $38.9 million, an increase of 7.7% as compared to $36.1 million in the prior year quarter.

As previously disclosed, the Company shipped $27.5 million of ICLs in December 2024 to one of its distributors in China for which the distributor requested extended payment terms through September 2025. Given the extended payment terms, net sales for the shipment were not recognized by the Company until payments were received. The Company recognized $1.6 million related to this shipment in the second quarter of 2025 and the remaining $25.9 million in the third quarter of 2025, in each case upon receipt of corresponding payment. While the remaining $25.9 million related to the shipment was recognized in full during the third quarter of 2025, the associated ICL procedures took place throughout 2025. Sales for the nine months ended September 26,2025 were lower than the prior year period as distributors in China reduced their inventory by approximately $80 million to $85 million (inclusive of the $27.5 million December China Shipment) instead of purchasing new product from the Company.

Gross profit margin for the third quarter of 2025 was 82.2% of total net sales compared to the prior year quarter of 77.3% of total net sales and 74.0% of total net sales in the second quarter of 2025. The increase in gross profit margin versus the prior year quarter was due primarily to timing of the recognition of the cost of sales associated with the December China Shipment. The cost of sales for the December China Shipment was recognized in December 2024 when product was shipped, and net sales of $25.9 million was recognized upon payment in September 2025 at 100% gross margin. The increase in gross margin was also due in part to decreased period costs, as a result of cost reductions implemented in the first quarter of 2025.

Total operating expenses for the third quarter of 2025 were $59.4 million, compared to $62.8 million in the prior year quarter. Operating expenses for the quarter included costs related to the Company’s merger with Alcon of $5.9 million. The year over year decrease in operating expenses was driven by cost optimization efforts that primarily took place in the first half of 2025. General and administrative expenses were $20.8 million compared to $21.7 million in the prior year quarter and $21.0 million in the second quarter of 2025. The year over year decrease was primarily due to decreased outside services and facilities costs, partially offset by increased compensation related expenses. Selling and marketing expenses were $23.5 million compared to $28.9 million in the prior-year quarter, and $26.3 million in the second quarter of 2025. The year over year decrease was due to lower advertising and promotional spending during the third quarter of 2025 and as a result of costs and charges in the prior year period associated with the opening of the Company’s new experience center, partially offset by increased compensation related expenses. Research and development expenses were $9.2 million compared to $12.2 million in the prior year quarter and $10.3 million in the second quarter of 2025. The year over year decrease is the result of purchases of in-process research and development in the prior year period related to external AI tools for measurement and lens size selection.

Operating income for the third quarter of 2025 was $18.5 million compared to $5.7 million in the prior year quarter. Income taxes for the third quarter of 2025 were $9.9 million, compared to $3.2 million in the prior year quarter. The year over year increase in income taxes is due to the reversal of income tax benefits recorded in the first six months of 2025 as a result of the recognition in the third quarter of 2025 of the $25.9 million of net sales for the December China Shipment. Net income for the third quarter of 2025 was $8.9 million or $0.18 per diluted share, down from net income of $10.0 million or $0.20 per diluted share for the prior year quarter. The year over year decrease in net income was primarily attributable to lower other income, net and higher income taxes, offset by higher net sales, gross profit and reduced operating expenses.

Cash, cash equivalents and investments available for sale at September 26, 2025, totaled $192.7 million, compared to $189.9 million at the end of the second quarter of 2025. The Company had no outstanding debt.

During the third quarter of 2025, the Company repurchased approximately 115,000 shares of its common stock for a total cost of $2.0 million under its $30 million share repurchase program announced in May 2025, with an average purchase price of $17.20. For the nine months ended September 26, 2025, the Company repurchased approximately 376,000 shares of its common stock for a total cost of approximately $6.5 million. The average purchase price per share was $17.20. As of September 26, 2025, approximately $23.5 million remained available under the current authorization.

Due to the pending acquisition of the Company by Alcon Inc., the Company will not host a conference call to review its third quarter 2025 results.

1 Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense, restructuring, impairment and related charges, and commencing with the third quarter ended September 26, 2025, merger transaction and related costs. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business operations and better assess the Company’s current and future continuing operations. Similarly, the Company believes that merger transaction and related costs are not indicative of the underlying operating expense profile for the Company and that excluding such costs from Adjusted

EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to continue our growth and profitability trajectory; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; the timing of, and completion of, or failure to complete, the pending acquisition of the Company by Alcon Inc.; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pending acquisition of the Company by Alcon Inc.; the effect of the announcement of the acquisition of the Company by Alcon Inc. on our ability to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investors

Niko Liu, CFA

United States: 626-303-7902 ext 3023

Hong Kong: +852-6092-5076

nliu@staar.com

investorrelations@staar.com

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	September 26, 2025	December 27, 2024
Current assets:
Cash and cash equivalents	$176,155	$144,159
Investments available for sale	16,505	86,335
Accounts receivable trade, net	60,105	77,897
Inventories, net	53,302	43,305
Prepayments, deposits, and other current assets	15,142	16,244
Total current assets	321,209	367,940
Property, plant, and equipment, net	72,605	84,889
Finance lease right-of-use assets, net	-	37
Operating lease right-of-use assets, net	31,339	36,850
Goodwill	1,786	1,786
Deferred income taxes	1,977	788
Other assets	27,446	17,234
Total assets	$456,362	$509,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,180	$16,704
Obligations under finance leases	-	42
Obligations under operating leases	5,314	3,894
Allowance for sales returns	7,526	6,579
Other current liabilities	39,617	43,087
Total current liabilities	61,637	70,306

Obligations under operating leases	33,803	34,807
Deferred income taxes	-	297
Asset retirement obligations	43	42
Deferred rent	89	-
Pension liability	7,010	6,737
Total liabilities	102,582	112,189

Stockholders' equity:
Common stock	497	493
Additional paid-in capital	495,986	471,449
Treasury Stock	(6,461)	-
Accumulated other comprehensive loss	(6,527)	(7,031)
Accumulated deficit	(129,715)	(67,576)
Total stockholders' equity	353,780	397,335
Total liabilities and stockholders' equity	$456,362	$509,524

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Three Months Ended						Nine Months Ended
	% of Sales	September 26, 2025	% of Sales	September 27, 2024	Fav (Unfav) Amount	%	% of Sales	September 26, 2025	% of Sales	September 27, 2024	Fav (Unfav) Amount	%
Net sales	100.0%	$94,732	100.0%	$88,590	$6,142	6.9%	100.0%	$181,641	100.0%	$264,951	$(83,310)	(31.4)%

Cost of sales	17.8%	16,857	22.7%	20,103	3,246	16.1%	23.7%	42,962	21.5%	57,017	14,055	24.7%

Gross profit	82.2%	77,875	77.3%	68,487	9,388	13.7%	76.3%	138,679	78.5%	207,934	(69,255)	(33.3)%

Selling, general and administrative expenses:
General and administrative	21.9%	20,763	24.5%	21,685	922	4.3%	36.4%	66,190	25.9%	68,554	2,364	3.4%
Selling and marketing	24.8%	23,461	32.6%	28,872	5,411	18.7%	42.2%	76,689	33.4%	88,535	11,846	13.4%
Research and development	9.7%	9,209	13.8%	12,248	3,039	24.8%	17.0%	30,811	13.4%	35,546	4,735	13.3%
Total selling, general, and administrative expenses	56.4%	53,433	70.9%	62,805	9,372	14.9%	95.6%	173,690	72.7%	192,635	18,945	9.8%
Merger transaction and related costs	6.3%	5,926	0.0%	-	(5,926)	0.0%	3.3%	5,926	0.0%	-	(5,926)	0.0%
Restructuring, impairment and related charges	0.0%	26	0.0%	-	(26)	0.0%	15.3%	27,938	0.0%	-	(27,938)	0.0%
Total operating expenses	62.7%	59,385	70.9%	62,805	3,420	5.4%	114.2%	207,554	72.7%	192,635	(14,919)	(7.7)%

Operating income (loss)	19.5%	18,490	6.4%	5,682	12,808	225.4%	(37.9)%	(68,875)	5.8%	15,299	(84,174)	(550.2)%

Other income (expense):
Interest income, net	0.8%	790	1.6%	1,407	(617)	(43.9)%	1.9%	3,522	1.6%	4,358	(836)	(19.2)%
Gain (loss) on foreign currency transactions	(0.9)%	(843)	6.7%	5,931	(6,774)	(114.2)%	1.7%	3,138	0.2%	585	2,553	436.4%
Royalty income	0.0%	-	0.0%	-	-	0.0%	0.0%	-	0.2%	508	(508)	(100.0)%
Other income, net	0.4%	353	0.2%	139	214	154.0%	0.4%	604	0.2%	532	72	13.5%
Total other income, net	0.3%	300	8.5%	7,477	(7,177)	(96.0)%	4.0%	7,264	2.2%	5,983	1,281	21.4%

Income (loss) before provision for income taxes	19.8%	18,790	14.9%	13,159	5,631	42.8%	(33.9)%	(61,611)	8.0%	21,282	(82,893)	(389.5)%

Provision for income taxes	10.5%	9,906	3.6%	3,179	(6,727)	(211.6)%	0.3%	528	2.7%	7,262	6,734	92.7%

Net income (loss)	9.3%	8,884	11.3%	9,980	(1,096)	(11.0)%	(34.2)%	(62,139)	5.3%	14,020	(76,159)	(543.2)%

Net income (loss) per share - basic		0.18		0.20				(1.26)		0.29
Net income (loss) per share - diluted		0.18		0.20				(1.26)		0.28

Weighted average shares outstanding - basic		49,633		49,199				49,499		49,078
Weighted average shares outstanding - diluted		50,549		49,731				49,499		49,614

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Cash flows from operating activities:
Net income (loss)	$8,884	$9,980	$(62,139)	$14,020
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,000	1,757	6,312	4,516
Non-cash operating lease expense	799	990	2,665	2,589
Impairment of fixed assets and operating leases	-	-	14,593	-
Accretion/Amortization of investments available for sale	84	(124)	(55)	(410)
Deferred income taxes	9,906	(13)	(718)	47
Change in net pension liability	45	(16)	43	(162)
Stock-based compensation expense	8,158	7,160	21,975	22,541
Change in asset retirement obligation	-	4	-	24
Loss on disposal of property and equipment	23	1,642	23	1,668
Provision for sales returns and bad debts	2,793	868	975	1,947
Inventory provision	762	849	3,261	1,873
Changes in working capital:
Accounts receivable	(25,855)	(10,139)	18,004	(9,703)
Inventories	(1,244)	(1,091)	(12,449)	(5,962)
Prepayments, deposits and other assets	(3,445)	(5,152)	(9,709)	(12,237)
Accounts payable	(2,487)	(5,649)	(7,911)	(2,031)
Other current and long-term liabilities	2,244	2,750	(5,186)	(3,637)
Net cash provided by (used in) operating activities	2,667	3,816	(30,316)	15,083

Cash flows from investing activities:
Acquisition of property and equipment	(883)	(6,231)	(4,143)	(17,669)
Purchase of investments available for sale	(11,773)	(40,945)	(26,464)	(61,194)
Proceeds from sale or maturity of investments available for sale	17,939	11,935	96,361	39,141
Net provided by (used in) investing activities	5,283	(35,241)	65,754	(39,722)

Cash flows from financing activities:
Repayment of finance lease obligations	-	(42)	(42)	(124)
Repurchase of common stock	(1,982)	-	(6,461)	-
Repurchase of employee common stock for taxes withheld	-	-	(1,356)	(1,396)
Proceeds from vested restricted stock and exercise of stock options	2,965	1,657	3,354	7,354
Net cash provided by (used in) financing activities	983	1,615	(4,505)	5,834

Effect of exchange rate changes on cash and cash equivalents	91	1,037	1,063	(230)

Increase (decrease) in cash and cash equivalents	9,024	(28,773)	31,996	(19,035)
Cash and cash equivalents, at beginning of the period	167,131	192,776	144,159	183,038
Cash and cash equivalents, at end of the period	$176,155	$164,003	$176,155	$164,003

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2022	Q1-23	Q2-23	Q3-23	Q4-23	2023	Q1-24	Q2-24	Q3-24	Q4-24(5)	2024(5)	Q1-25	Q2-25(5)
Net income (loss) - (as reported)	$39,665	$2,710	$6,064	$4,817	$7,756	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)	$(16,812)
Provision (benefit) for income taxes	5,887	2,009	2,428	1,929	5,983	12,349	1,128	2,955	3,179	3,894	11,156	(275)	(9,103)
Other (income) expense, net	(1,750)	(1,919)	105	(451)	(3,334)	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)	(4,049)
Depreciation	4,481	1,113	1,285	1,345	1,368	5,111	1,237	1,522	1,757	2,375	6,891	2,337	1,975
(Gain) loss on disposal of property plant and equipment(2)	65	-	24	17	32	73	-	26	1,642	26	1,694	-	-
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	-	-	-	-	-	22,664	5,248
Merger transaction and related costs(4)	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortization of intangible assets	28	7	10	(2)	(2)	13	-	-	-	-	-	-	-
Stock-based compensation	20,371	6,065	8,423	8,846	182	23,516	6,339	9,042	7,160	4,669	27,210	6,015	7,802
Adjusted EBITDA	$68,747	$9,985	$18,339	$16,501	$11,985	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,385)	$(14,939)
Adjusted EBITDA as a % of Sales	24.2%	13.6%	19.9%	20.6%	15.7%	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(62.0)%	(33.7)%

Net income (loss) per share, diluted - (as reported)	$0.80	$0.05	$0.12	$0.10	$0.16	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)	$(0.34)
Provision (benefit) for income taxes	0.12	0.04	0.05	0.04	0.12	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)	(0.18)
Other (income) expense, net	(0.04)	(0.04)	-	(0.01)	(0.07)	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)	(0.08)
Depreciation	0.09	0.02	0.03	0.03	0.03	0.10	0.03	0.03	0.04	0.05	0.14	0.05	0.04
(Gain) loss on disposal of property plant and equipment	-	-	-	-	-	-	-	-	0.03	-	0.03	-	-
Restructuring, impairment and related charges	-	-	-	-	-	-	-	-	-	-	-	0.46	0.11
Merger transaction and related costs	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.41	0.12	0.17	0.18	-	0.48	0.13	0.18	0.14	0.09	0.55	0.12	0.16
Adjusted EBITDA per share, diluted(1)	$1.39	$0.20	$0.37	$0.33	$0.24	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)	$(0.30)

Weighted average shares outstanding - Diluted	49,380	49,500	49,516	49,370	49,242	49,427	48,907	49,811	49,731	49,266	49,597	49,344	49,520

(1) Adjusted EBITDA per diluted share may not add due to rounding.
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center.
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software
(4) These are costs related to the merger with Alcon.

(5) As previously disclosed, in December 2024 the Company shipped $27.5 million of ICLs to one of its distributors in China (the “December China Shipment”). The December China Shipment was subject to extended payment terms and was paid in full during Q3 FY25 pursuant to such payment terms. Cost of sales for the December China Shipment of $3.9 million was recognized upon shipment in Q4 FY24. Net sales for the December China Shipment were recognized as payments were received, with $1.6 million and $25.9 million of net sales recognized in Q2 FY25 and Q3 FY25, respectively, at 100% gross margin. If the cost of sales was recognized during the same period as the corresponding net sales, cost of sales related to the December China Shipment would have been $0.2 million and $3.7 million in Q2 FY25 and Q3 FY25, respectively.

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region(1)	2022	2023	2024	September 27, 2024	December 27, 2024	March 28, 2025	June 27, 2025	September 26, 2025

Americas(2)	$19,798	$22,315	$25,229	$6,029	$6,387	$6,739	$7,307	$7,211

EMEA(3)	40,832	40,063	43,511	9,614	12,286	13,110	11,436	10,364

APAC(4)	223,761	260,037	245,161	72,947	30,277	22,740	25,577	77,157

Global Sales	$284,391	$322,415	$313,901	$88,590	$48,950	$42,589	$44,320	$94,732

Global Sales Growth	23%	13%	(3)%	10%	(36)%	(45)%	(55)%	7%

Americas Sales Growth	33%	13%	13%	10%	20%	9%	10%	20%

EMEA Sales Growth	(2)%	(2)%	9%	12%	7%	16%	11%	8%

APAC Sales Growth	28%	16%	(6)%	10%	(49)%	(62)%	(69)%	6%

Global ICL Unit Growth	33%	19%	(6)%	6%	(39)%	(48)%	(63)%	9%

	Fiscal Year			Three Months Ended
Sales by Country(5)	2022	2023	2024	September 27, 2024	December 27, 2024	March 28, 2025	June 27, 2025	September 26, 2025

China	$148,199	$184,569	$162,287	$52,468	$7,823	$(877)	$5,299	$55,833
Growth	38%	25%	(12)%	10%	(81)%	(102)%	(92)%	6%

Japan	$43,096	$38,468	$41,841	$10,534	$10,963	$11,395	$10,915	$11,226
Growth	5%	(11)%	9%	15%	10%	9%	10%	7%

South Korea	$17,936	$19,880	$21,636	$5,096	$5,880	$7,522	$4,293	$5,491
Growth	18%	11%	9%	5%	17%	12%	9%	8%

United States	$14,679	$17,221	$19,896	$4,681	$4,881	$5,459	$5,635	$5,632
Growth	46%	17%	16%	12%	17%	11%	4%	20%

Global Sales Ex China	$136,192	$137,846	$151,614	$36,122	$41,127	$43,466	$39,021	$38,899
Growth	10%	1%	10%	11%	14%	12%	10%	8%

Notes:
(1) Certain adjustments have been reclassed from EMEA to APAC. Prior periods have changed to conform to the current presentation.
(2) Americas includes the United States, Canada and Latin American countries.
(3) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors.
(4) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors.
(5) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year.

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended			Three Months Ended	As Reported		Constant Currency
Sales	September 26, 2025	Effect of Currency	Constant Currency	September 27, 2024	$ Change	% Change	$ Change	% Change
Total Sales	$94,732	$(905)	$93,827	$88,590	$6,142	6.9%	$5,237	5.9%

	Nine Months Ended			Year Ended	As Reported		Constant Currency
Sales	September 26, 2025	Effect of Currency	Constant Currency	September 27, 2024	$ Change	% Change	$ Change	% Change
Total Sales	$181,641	$(1,290)	$180,351	$264,951	$(83,310)	(31.4)%	$(84,600)	(31.9)%